Exhibit 10.52
December 18, 2020

PERSONAL & CONFIDENTIAL
Ms. Sonia Kim
[REDACTED]

Dear Sonia:

We are pleased to confirm the following arrangements concerning your employment. Effective January 1, 2021, the terms of your continuing employment with Colony Capital Advisors, LLC (the “Company”) will be as follows.

Your employment will be in the exempt position of Managing Director, Chief Accounting Officer, at the Company’s Los Angeles office.

Salary. Your compensation in this position will be an annual salary of $350,000, payable on the 15th and last day of each month.
Incentive. You will be eligible to receive a discretionary incentive following the end of each calendar year. Commencing with the discretionary incentive for the 2021 calendar year (the incentive payable in 2022), your target cash incentive will be 60% of your base salary and your target equity incentive will be 90% of your base salary. The payment of any incentive is subject to the sole and absolute discretion of the Company’s management and Board of Directors. The Company’s decision whether to award any incentive, and if so, in what amount, will be based on a variety of factors including your performance and the overall performance of the Company. The Company may also determine to change the allocation of your incentive from the targets set forth above. Any equity grants will be subject to the vesting and other terms of the respective grant agreements. To be eligible for a year-end discretionary incentive you must be actively employed in good standing on the date that any discretionary incentive is paid.
Benefits. You will be eligible to receive the Company’s standard benefits package as is generally available to other comparable employees of the Company in accordance with the terms and conditions of the applicable benefit plans, programs, policies, regulations and practices. The current package includes medical, dental, vision, life insurance, disability insurance, and 401(k) plan participation. In addition, you will receive paid vacation, holiday and personal and sick days. The Company reserves the right to modify and change the employee benefits package at any time in its sole discretion.

“At-will” Employment. Your employment with the Company is and will continue to be “at-will,” meaning that either you or the Company may terminate your employment at any time, with or without cause and with or without advance notice. Any contrary representations that may have been made to you are superseded by this letter. Only the Executive Chairman, the CEO or the EVP, Chief Financial Officer of the Company has the authority to make any such agreement and then only in writing. No other manager, supervisor, or employee of the Company has any authority to enter into an agreement for employment
750 Park Of Commerce Drive, Suite 210, Boca Raton, FL 33487 • P 561.948.6367 | www.clny.com | NYSE: CLNY

Ms. Sonia Kim
December 18, 2020

for any specified period of time or to make an agreement on behalf of the Company for employment other than at-will.

No Other Employment. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Executive Chairman, the CEO, the EVP & Chief Financial Officer, or the Managing Director, Chief Risk & Compliance Officer of the Company.

Policies and Practices. As a Company employee, you will be expected to comply with all of the Company’s employment policies and practices, as detailed in the Employee Handbook and other documents that may be issued to you. The Company reserves the right to rescind, amend or supplement the terms and conditions of your employment at any time.

Additional Agreements. You have previously signed the Employee Proprietary Information, Trade Secret and Confidentiality Agreement, Mutual Agreement to Arbitrate Claims and Compliance Manual. These documents and this letter confirm the total understanding as to the terms and conditions of your continued employment with the Company, including but not limited to salary, and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No other express or implied promises have been made to you.

Affiliates. You acknowledge that the Company may have parents, subsidiaries, and other affiliated entities. Your continued employment is with the Company only, and not any other related entity of the Company, even though the Company may ask you to provide services to one or more of its affiliated entities. No affiliate of the Company shall be deemed your employer under any circumstances.

Governing Law and Arbitration of Disputes. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws. Furthermore, any disputes arising out of or related to the employment relationship shall be governed pursuant to the Mutual Agreement to Arbitrate Claims.

Assignment. The Company may assign this letter to any of its affiliates, successors or assigns.

No Other Contractual Obligations. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company including, but not limited to any non-competition, non-solicitation of employee or non-solicitation of customer agreement or understanding.

Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

We are delighted to offer you this role with the Company and the terms outlined above.

750 Park Of Commerce Drive, Suite 210, Boca Raton, FL 33487 • P 561.948.6367 | www.clny.com | NYSE: CLNY

Ms. Sonia Kim
December 18, 2020

Please confirm your acceptance by acknowledging with your signature below. The foregoing will not become effective unless you provide the Company within ten (10) days of the date hereof your signed copy of this letter.

Sincerely,

/s/ Jacky Wu

Jacky Wu
Executive Vice President & Chief Financial Officer

Accepted by:

/s/ Sonia Kim         _ December 18, 2020_______
Ms. Sonia Kim    Date

750 Park Of Commerce Drive, Suite 210, Boca Raton, FL 33487 • P 561.948.6367 | www.clny.com | NYSE: CLNY